Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

The Prudential World Fund, Inc.:

We consent to the incorporation by reference, in this registration statement, of our reports dated December 22, 2004, on the statements of assets and liabilities of the Dryden International Equity Fund, Jennison Global Growth Fund, and Strategic Partners International Value Fund (hereafter referred to as the “Funds”), including the portfolios of investments as of October 31, 2004, and the related statements of operations, the statements of changes in net assets and the financial highlights for the year then ended. The financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP
KPMG LLP
February 24, 2005